Filed pursuant to Rule 424(b)(3)

Registration No. 333-177500

SUPPLEMENT NO. 1 DATED June 20 , 2012

TO PROSPECTUS DATED March 16, 2012.

HAPYKIDZ.COM, INC.

The following information supplements the prospectus of HapyKidz.com, Inc. dated March 16, 2012 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 1.

TABLE OF CONTENTS

Status of the Offering	S-2

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

The following summary highlights material information contained in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities of the Company. Before making an investment decision, you should read the entire prospectus filed on Form S-1 carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in the prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “HapyKidz,” “we,” “us,” and “our” refer and relate to HapyKidz.com, Inc.

STATUS OF THE OFFERING

We are closing our direct public offering of shares of our common stock at $0.10 per share as of the date of this prospectus supplement.

As of June 18, 2012, we had closed on the following sales of common stock in the offering:

Date of Sale	Price Per Share	Number of Shares Sold	Gross Proceeds to the Company
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
June 18, 2012	$0.10	16,000	$1,600
25 Purchases	$0.10	400,000	$40,000

S-2